UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2015

Western Capital Resources, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-52015	47-0848102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11550 “I” Street, Suite 150, Omaha, NE 68137

(Address of principal executive offices) (Zip Code)

(402) 551-8888

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective May 21, 2015, Western Capital Resources, Inc., entered into an Amendment to Promissory Note with River City Equity, Inc., a Nebraska corporation, to amend an outstanding Amended and Restated Promissory Note of Western Capital Resources, dated as of December 7, 2012, and extend the maturity date of the note to June 30, 2016.

Effective May 22, 2015, PQH Wireless, Inc., a Nebraska corporation and wholly owned subsidiary of Western Capital Resources, Inc., entered into a Purchase and Sale Agreement with Cheryn K. Robins and Vernon G. Robins, and a related trust, for the acquisition by PQH Wireless of all of the outstanding membership interests in four limited liability companies that together own and operate approximately 41 Cricket cellular retail store locations in the Arizona, Washington and Oregon. The total purchase price for the acquisition is $2.2 million, subject to certain post-closing adjustments relating to closing inventory and pre-closing liabilities of the businesses. The Purchase and Sale Agreement contains customary representations, warranties and indemnities.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Effective June 1, 2015, PQH Wireless, Inc. a Nebraska corporation and wholly owned subsidiary of Western Capital Resources, Inc., consummated the acquisition of all outstanding membership interests in four separate limited liability companies pursuant to the Purchase and Sale Agreement described under Item 1.01 above. After giving effect to this acquisition, PQH Wireless now owns and operates approximately 110 Cricket cellular retail stores in 15 states.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Capital Resources, Inc.

Date: June 1, 2015	By:	/s/ John Quandahl
John Quandahl
Chief Executive Officer